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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use in the Form 8-K of Saratoga Beverage Group, Inc. our report dated November 22, 1999, on the consolidated financial statements of The Fresh Juice Company, Inc. and Subsidiaries as of November 30, 1998 and for the year then ended, which consolidated financial statements appear in the Form 8-K.


Withum, Smith & Brown
New Brunswick, New Jersey
January 21, 2000